As filed with the Securities and Exchange Commission on December 18, 2025
Registration No. 333-60329
Registration No. 333-128204
Registration No. 333-228635
Registration No. 333-275879

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 3 to
REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-60329)
 POST-EFFECTIVE AMENDMENT No. 3 to
REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-128204)
POST-EFFECTIVE AMENDMENT No. 1 to
REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-228635)
POST-EFFECTIVE AMENDMENT No. 1 to
REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-275879)

UNDER
THE SECURITIES ACT OF 1933

WALMART INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	71-0415188 (I.R.S. Employer Identification No.)

1 Customer Drive Bentonville, Arkansas (Address of Principal Executive Offices)	72716 (Zip Code)

WALMART INC. STOCK INCENTIVE PLAN OF 2025
(formerly known as the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2015,” the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2010” as amended and restated in 2013, the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005” and the “Wal-Mart Stores, Inc. Stock Incentive Plan of 1998”)
(Full title of the plan)

Jennifer Rudolph
Senior Lead Counsel
Walmart Inc.
1 Customer Drive
Bentonville, Arkansas 72716
(Name and address of agent for service)
(479) 273-4000
(Telephone number, including area code, of agent for service)

with a copy to: Jay H. Knight Taylor K. Wirth Barnes & Thornburg LLP 1600 West End Avenue Suite 800 Nashville, TN 37203 (615) 621-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Walmart Inc., a Delaware corporation (the “Company” or the “Registrant”) hereby amends the registration statements identified on the cover page of this Post-Effective Amendment to reflect that at the Company’s 2025 Annual Meeting of Shareholders held on June 5, 2025, stockholders approved the Walmart Inc. Stock Incentive Plan of 2025 (the “2025 Plan”). The 2025 Plan amended, restated, and renamed the Walmart Inc. Stock Incentive Plan of 2015 (the “2015 Plan”), which itself amended, restated, and renamed the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010, which itself amended, restated, and renamed the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, which itself amended, restated, and renamed the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (collectively with the 2025 Plan, the “Plan”).
Pursuant to the terms of the 2025 Plan, the number of shares of the Company’s common stock (“Common Stock”) reserved for delivery under the 2025 Plan is equal to the sum of (a) 135,500,000 shares plus (b) the number of shares remaining available for the grant of new awards under the 2015 Plan (i.e., not subject to outstanding awards) as of June 5, 2025, in each case, subject to adjustment for stock splits, the effects of corporate transactions, and other capitalization events or other events affecting the Shares (clause (b), the “Rollover Shares”).
On December 4, 2023, the Company filed a Registration Statement (File No. 333-275879) in accordance with General Instruction E of Form S-8 to register the offer and sale of up to 90,000,000 shares of Common Stock (after giving effect to a 3-for-1 stock split) under the 2015 Plan. The Company is filing this Post-Effective Amendment pursuant to Item 512 of Regulation S-K, and, to the extent applicable, the Securities Act Forms Compliance and Disclosure Interpretation 126.43, to amend the Registration Statement (File No. 333-275879) to register the offer and sale of up to 71,956,716 Rollover Shares under the 2025 Plan. No additional securities are being registered by this Post-Effective Amendment. The Registrant is concurrently filing a separate registration statement on Form S-8 to register additional shares of Common Stock authorized for issuance under the 2025 Plan that are not Rollover Shares.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (the “Annual Report”), filed with the Commission on March 14, 2025, including the portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2025, that are incorporated by reference into the Annual Report.
(b)The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2025, July 31, 2025 and October 31, 2025;
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on March 17, 2025, March 17, 2025, April 28, 2025, May 15, 2025 (other than Item 2.02 and Item 9.01), June 6, 2025, September 5, 2025, September 19, 2025, September 22, 2025, October 22, 2025, November 14, 2025 (other than Item 9.01) and November 20, 2025 (other than Item 2.02 and Item 9.01); and
(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed by with the Commission under Section 12(b) of the Exchange Act on December 8, 2025, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Walmart Inc., dated February 1, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 1, 2018).
3.2
Certificate of Amendment to the Restated Certificate of Incorporation of Walmart Inc., dated February 23, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 23, 2024).

3.3	Amended and Restated Bylaws of Walmart Inc., dated November 10, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 16, 2022).
4.1*	Walmart Inc. Stock Incentive Plan of 2025.
4.2
Form of Walmart Inc. Stock Incentive Plan of 2025 Global Restricted Stock Notification of Award and Terms and Conditions of Award (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed on December 3, 2025).

4.3
Form of Walmart Inc. Stock Incentive Plan of 2025 Global Share-Settled Performance Based Restricted Stock Unit Notification and Terms and Conditions (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed on December 3, 2025).

5.1*	Opinion of Barnes & Thornburg LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the Registration Statement).

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on December 18, 2025.

WALMART INC.
By:	/s/ C. Douglas McMillon
C. Douglas McMillon
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Douglas McMillon, John David Rainey and John R. Furner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Post-Effective Amendment, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities indicated on the 18th day of December, 2025.

Date: December 18, 2025	By	/s/ C. Douglas McMillon
C. Douglas McMillon
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: December 18, 2025	By	/s/ Gregory B. Penner
Gregory B. Penner
Chairman of the Board of Directors and Director

Date: December 18, 2025	By	/s/ John David Rainey
John David Rainey
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: December 18, 2025	By	/s/ David M. Chojnowski
David M. Chojnowski
Senior Vice President and Controller
(Principal Accounting Officer)

Date: December 18, 2025	By	/s/ Cesar Conde
Cesar Conde
Director

Date: December 18, 2025	By	/s/ Timothy P. Flynn
Timothy P. Flynn
Director

Date: December 18, 2025	By	/s/ Sarah Friar
Sarah Friar
Director

Date: December 18, 2025	By	/s/ John R. Furner
John R. Furner
Director

Date: December 18, 2025	By	/s/ Carla A. Harris
Carla A. Harris
Director

Date: December 18, 2025	By	/s/ Thomas W. Horton
Thomas W. Horton
Director

Date: December 18, 2025	By	/s/ Marissa A. Mayer
Marissa A. Mayer
Director

Date: December 18, 2025	By	/s/ Robert E. Moritz, Jr.
Robert E. Moritz, Jr.
Director

Date: December 18, 2025	By	/s/ Brian Niccol
Brian Niccol
Director

Date: December 18, 2025	By	/s/ Randall L. Stephenson
Randall L. Stephenson
Director

Date: December 18, 2025	By	/s/ Steuart L. Walton
Steuart L. Walton
Director